Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
OF LOUD TECHNOLOGIES INC. AND ST. LOUIS MUSIC, INC.

The following unaudited pro forma condensed combined financial statements give effect to the transaction between LOUD Technologies Inc., a Washington corporation and St. Louis Music, Inc., a Missouri corporation using the purchase method of accounting for the business combination.

LOUD Technologies Inc. (“LOUD”) completed the merger of SLM Merger Corp., an indirect wholly owned subsidiary of LOUD, with and into St. Louis Music, Inc. (“St. Louis Music”), in accordance with the Acquisition Agreement (the “Acquisition Agreement”), dated as of March 4, 2005, by and among LOUD, SLM Holding Corp., SLM Merger Corp. and St. Louis Music (the “Merger”).  As a result of the Merger, St. Louis Music is now an indirect wholly owned subsidiary of LOUD.

Our total purchase consideration consisted of $33.7 million in cash, a commitment to pay $3.0 million in two years, $1.2 million in shares of LOUD common stock valued using the February 18, 2005 closing price, liabilities assumed of $3.9 million and estimated transaction costs of $1.3 million.  The $3.0 million future commitment is guaranteed by the Company and Sun Capital Partners III QP, LP, an affiliate of Sun Capital Partners, Inc. and Sun Mackie, LLC, the Company’s principal shareholder.

A $40 million revolving short-term demand credit facility was provided to SLM Merger Corp. to finance the acquisition of St. Louis Music and for future working capital.  Sun Capital Partners III QP, LP has guaranteed $29 million of this credit facility and the remaining $11 million is limited to a percentage of eligible accounts receivable and inventory of St. Louis Music. LOUD intends to refinance its existing credit facilities (including the SLM Merger facility) and to extinguish Sun Capital Partners III QP’s guarantee.

The purchase of St. Louis Music was initially reported on a Current Report on Form 8-K filed on March 7, 2005, and is being amended hereby to include the financial statements required by Item 9.01.

The transaction will be accounted for as an acquisition of St. Louis Music by LOUD under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.  Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired by LOUD in connection with the transaction, based on their fair values as of the completion of the transaction.  The excess cost over the net tangible and identifiable intangible assets is allocated to goodwill.

The unaudited pro forma condensed combined financial statements present the acquisition of St. Louis Music under the purchase method of accounting, which reflects the allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair value at the time of the merger.  The unaudited pro forma condensed combined financial statements reflect the preliminary purchase price allocation based on LOUD’s estimate of the fair value of the assets acquired and liabilities assumed.  The preliminary purchase price allocation is subject to finalization of the valuation of intangible assets, other assets acquired and liabilities assumed.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2004 and the three months ended March 31, 2005 gives effect to the transaction as if it had occurred on January 1, 2004.

The accompanying unaudited pro forma condensed combined financial statements are presented in accordance with Article 11 of Regulation S-X.  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the proposed transaction had been consummated on January 1, 2004, nor is it necessarily indicative of future operating results or financial position.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A and result in a preliminary allocation of the purchase price based on estimates of the fair value of the assets acquired and liabilities assumed.  The unaudited pro forma statements do not reflect synergies expected from the combination of the two entities.  The unaudited pro forma condensed combined financial statements and the accompanying notes thereto of LOUD and St. Louis Music should be read in conjunction with and are qualified by the historical financial statements and notes thereto of LOUD and St. Louis Music. LOUD’s historical financial statements are included in LOUD’s Annual Report on Form 10-K for the year ended December 31, 2004 and LOUD’s Quarterly Report on Form 10-Q for the three months ended March 31, 2005.  St. Louis Music’s historical financial statements and related notes thereto are attached as Exhibit 99.1 to this Form 8-K/A.

We cannot assure you that LOUD will not incur charges in excess of those included in the pro forma total consideration related to the transactions or that management will be successful in its efforts to integrate the operations of the companies.

UNAUDITED PRO FORMA CONDENSED COMBINED
Statement of Operations
For the three months ended March 31, 2005
(In thousands, except per share data)

	LOUD	St. Louis Music	Pro Forma Adjustments		Pro Forma Combined
Net sales	$33,881	$22,652	$—		$56,533
Cost of sales	21,908	17,035	—		38,943
Gross profit	11,973	5,617	—		17,590
Operating expenses:
Selling, general, and administrative (St. Louis Music includes $2,061 of costs related to the merger with LOUD)	8,424	6,337	81	(A)	14,842
Research and development	1,785	569	—		2,354
Plant closure costs	—	9	—		9
Total operating expenses	10,209	6,915	81		17,205
Operating income	1,764	(1,298)	(81)		385
Other income (expense):
Interest income	—	88	—		88
Interest expense	(692)	(276)	(316)	(B)
			11	(C)
			74	(D)
			(40)	(E)	(1,239)
Management fee	(302)	(27)	(67)	(F)	(396)
Other	(152)	70	—		(82)
Total other income (expense)	(1,146)	(145)	(338)		(1,629)
Income (loss) from continuing operations	618	(1,443)	(419)		(1,244)
Income tax expense	26	—	(11)	(G)	15
Net income (loss)	$592	$(1,443)	$(408)		$(1,259)

Basic and diluted income (loss) per share	$0.02				$(0.05)

Shares used in computing basic and diluted net income (loss) per share:
Basic	23,768				23,768
Diluted	24,537				24,537

See accompanying notes to unaudited pro forma condensed combined financial statements.

(A)      This adjustment represents the recording of amortization expense for January and February of the identifiable intangibles as a result of the merger.

(B)        This adjustment represents the recording of interest expense for January and February on the $40.0 million short-term demand credit facility created as a result of the merger and adjusting the interest previously recorded in March from this facility as if the transaction had occurred on January 1, 2004.

(C)        This adjustment represents the elimination of interest expense recorded on the capital lease of the Yellville manufacturing plant for January and February as these would have been paid off on January 1, 2004 had the merger occurred then.

(D)       This adjustment represents the elimination of interest expense recorded on the previous long-term debt and line of credit for January and February as these would have been paid off on January 1, 2004 had the merger occurred then.

(E)         This adjustment represents the recording of amortization expense for January and February for the transaction fee related to the short-term demand credit facility created as a result of the merger.

(F)         LOUD Technologies and its subsidiaries pay an annual management fee to Sun Capital Partners of the greater of $400,000 or 6% of EBITDA, not to exceed $1,000,000. This adjustment represents the recording of additional management fee expense to Sun Capital Partners for the January and February activity of St. Louis Music.

(G)        This adjustment represents the income tax effect relating to adjustments described above and the inclusion of St. Louis Music in the determination of the pro forma tax expense.

UNAUDITED PRO FORMA CONDENSED COMBINED

Statement of Operations

For the year ended December 31, 2004

(In thousands, except per share data)

	LOUD	St. Louis Music	Pro Forma Adjustments		Pro Forma Combined
Net sales	$123,276	$83,505	$—		$206,781
Cost of sales	81,927	62,346	—		144,273
Gross profit	41,349	21,159	—		62,508
Operating expenses:
Selling, general, and administrative (St. Louis Music includes $306 of costs related to the merger with LOUD)	32,259	15,423	487	(A)	48,169
Research and development	7,784	2,488	—		10,272
Plant closure costs	—	—	—		—
Total operating expenses	40,043	17,911	487		58,441
Operating income	1,306	3,248	(487)		4,067
Other income (expense):
Interest income	13	314	—		327
Interest expense	(2,947)	(480)	(1,490	)(B)
			45	(C)
			317	(D)
			(200	)(E)	(4,755)
Management fee expense	(400)		(135	)(F)	(535)
Other	(251)	3	—		(248)
Total other income (expense)	(3,585)	(163)	(1,463)		(5,211)
Income (loss) before income taxes	(2,279)	3,085	(1,950)		(1,144)
Income tax expense	12	—	—		12
Net income (loss)	$(2,291)	$3,085	$(1,950)		$(1,156)

Basic and diluted income (loss) per share	$(0.10)				$(0.05)

Shares used in computing basic and diluted net income (loss) per share:
Basic	22,311				22,311
Diluted	23,142				23,142

See accompanying notes to unaudited pro forma condensed combined financial statements.

(A)            This adjustment represents the recording of amortization expense for 2004 of the identifiable intangibles as a result of the merger.

(B)              This adjustment represents the recording of interest expense for 2004 on the $40.0 million short-term demand credit facility created as a result of the merger as if the transaction had occurred on January 1, 2004.

(C)              This adjustment represents the elimination of interest expense recorded on the capital lease of the Yellville manufacturing plant for 2004 as these would have been paid off on January 1, 2004 had the merger occurred then.

(D)             This adjustment represents the elimination of interest expense recorded on the previous long-term debt and line of credit for 2004 as these would have been paid off on January 1, 2004 had the merger occurred then.

(E)               This adjustment represents the recording of amortization expense for 2004 for the transaction fee related to the short-term demand credit facility created as a result of the merger.

(F)               LOUD Technologies and its subsidiaries pay an annual management fee to Sun Capital Partners of the greater of $400,000 or 6% of EBITDA, not to exceed $1,000,000. This adjustment represents the recording of additional management fee expense to Sun Capital Partners for the 2004 activity of St. Louis Music.